Exhibit 99.1

FOR IMMEDIATE RELEASE	No. 08-03

For more information contact: Brian Recatto, Chief Operating Officer
Phone: (337) 896-6664

OMNI ENERGY COMPLETES ACQUISITION OF B.E.G. LIQUID MUD SERVICES CORP.

Acquisition will Expand Transportation and Equipment Leasing Core Business Units

Acquisition will Extend Fluid Services into Barnett Shale and East Texas

Acquisition Expected to be Immediately Accretive to Earnings

CARENCRO, LA – JANUARY 18, 2008 – OMNI ENERGY SERVICES CORP. (NASDAQ GM: OMNI) announced today that it has completed the previously announced acquisition of the assets of B.E.G. Liquid Mud Services Corp. (“B.E.G.”) for $7.75 million in cash and $4.0 million of promissory notes. The promissory notes will accrue interest at 5% per annum and mature at various dates over a three year period. Headquartered in Giddings, Texas, B.E.G. maintains a workforce of approximately 50 employees with drilling fluid distribution facilities located in Woodville, Bryan and Giddings, Texas.

For the year ended December 31, 2007, B.E.G. is expected to report earnings before interest, taxes, depreciation and amortization (“EBITDA”) in excess of $3.0 million, on anticipated revenues of more than $11.0 million.

Commenting on the acquisition of the B.E.G. assets, Brian Recatto, OMNI’s Chief Operating Officer, said, “The acquisition of B.E.G. is an exciting extension of our fluid transportation services and our land-based equipment leasing operations. The B.E.G. acquisition allows us to better serve our customers by offering a drilling support package including the supply of drilling fluids, chemicals, storage, mixing and fluid pumping services. Additionally, we will offer fluid trucking, recycling, tank cleaning and disposal services. Through Charles Holston, Inc., we currently handle the transportation of oilfield drilling and production fluids in Louisiana. Our land-based equipment leasing operation through Rig Tools, Inc. has been primarily focused on drilling equipment rental in Louisiana and Central Texas. With the recent acquisition of the assets of Bailey Operating, Inc., we have expanded our transportation service and our land-based equipment leasing operations into the northern regions of the Barnett Shale. The acquisition of B.E.G. strategically positions us for further geographic expansion of these services and also extends these services into the southern regions of the Barnett Shale and into East Texas. Additionally, we believe we will be able to capitalize on our existing customer relationships to geographically expand B.E.G.’s fluid service distribution facilities into other prolific onshore regions of the United States.”

James C. Eckert, OMNI’s Chief Executive Officer, stated, “The acquisition of B.E.G. brings with it an excellent management team. Fluid service veterans Dan Keen and Mike Schooler will be instrumental in capitalizing on what we believe are excellent organic growth opportunities. We are excited with these additions to our management team, and even more excited about the growth potential this acquisition affords OMNI.” Eckert concluded, “The continuing execution of OMNI’s business model to grow through a well orchestrated combination of organic growth and carefully planned and integrated acquisitions should increase shareholder value.”

About OMNI Energy Services:

Headquartered in Carencro, LA, OMNI Energy Services Corp. (NASDAQ GM: OMNI) offers a broad range of integrated services to geophysical companies engaged in the acquisition of on-shore seismic data and to oil and gas companies operating primarily in the Gulf of Mexico. OMNI provides its services through five business segments: Seismic Drilling (including drilling, survey and permitting services), Environmental Services, Equipment Leasing, Transportation and Specialized Services. OMNI’s services play a significant role with geophysical companies who have operations in marsh, swamp, shallow water and the U.S. Gulf Coast, also called transition zones, and contiguous dry land areas, also called highland zones.

Forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that all forward-looking statements involve risks and uncertainties, including the successful integration of the acquisition referenced herein, the ability to expand our Transportation Services and Equipment Leasing operations into the Barnett Shale region, the previously announced expansion of operations in the Rocky Mountain Region of the United States, the timely conversion of seismic drilling backlog into revenue, the utilization rates of our equipment and personnel, OMNI’s dependence on activity in the oil and gas industry, labor shortages, permit delays, international expansion, dependence on significant customers, seasonality and weather risks, competition, technological evolution, the outcome of pending litigation, the continued growth of our environmental services and equipment leasing business segments, completion of strategic transactions under consideration by OMNI and other risks detailed in OMNI’s filings with the Securities and Exchange Commission.

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